EXHIBIT 1


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                         AGREEMENT AND PLAN OF MERGER



                          Dated as of March 19, 2002



                                     Among

                         SCHERING AKTIENGESELLSCHAFT,


                         EUROPEAN ACQUISITION COMPANY


                                      And

                         COLLATERAL THERAPEUTICS, INC.








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                               TABLE OF CONTENTS

                                                                          Page

                                   ARTICLE I

                                  The Merger

SECTION 1.01.  The Merger....................................................2
SECTION 1.02.  Closing.......................................................2
SECTION 1.03.  Effective Time................................................3
SECTION 1.04.  Effects of the Merger.........................................3
SECTION 1.05.     Certificate of Incorporation
                           and By-laws.......................................3
SECTION 1.06.  Directors.....................................................3


                                  ARTICLE II

               Effect of the Merger on the Capital Stock of the
              Constituent Corporations; Exchange of Certificates

SECTION 2.01.  Effect on Capital Stock.......................................3
SECTION 2.02.  Exchange of Certificates......................................5


                                      ARTICLE III

                        Representations and Warranties

SECTION 3.01.  Representations and Warranties
                    of the Company............................................9
SECTION 3.02.  Representations and Warranties
                    of Parent and Sub........................................29


                                  ARTICLE IV

                   Covenants Relating to Conduct of Business

SECTION 4.01.  Conduct of Business...........................................34
SECTION 4.02.  No Solicitation...............................................39


                                      (i)

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                                                                          Page

                                   ARTICLE V

                             Additional Agreements

SECTION 5.01.  Preparation of the Form F-4
                 and the Proxy Statement;
                 Company Stockholders'
                 Meeting.....................................................42
SECTION 5.02.  Letters of the Company's
                 Accountants.................................................44
SECTION 5.03.  Letters of Parent's Accountants...............................44
SECTION 5.04.    Access to Information;
                 Confidentiality.............................................44
SECTION 5.05.  Commercially Reasonable Efforts...............................45
SECTION 5.06.  Treatment of Equity Awards....................................46
SECTION 5.07.    Indemnification, Exculpation
                 and Insurance...............................................47
SECTION 5.08.  Fees and Expenses.............................................48
SECTION 5.09.  Public Announcements..........................................50
SECTION 5.10.  Affiliates....................................................50
SECTION 5.11.  Stock Exchange Listing........................................50
SECTION 5.12.  Tax Treatment.................................................51
SECTION 5.13.  Stockholder Litigation........................................51
SECTION 5.14.  Rights Agreement..............................................51
SECTION 5.15.  Stockholders Agreement Legend.................................51
SECTION 5.16.  Transfer Taxes................................................51
SECTION 5.17.  Further Assurances............................................52
SECTION 5.18.  Section 16 Matters............................................52
SECTION 5.19.  Parent ADSs...................................................52


                                  ARTICLE VI

                             Conditions Precedent

SECTION 6.01.  Conditions to Each Party's
                 Obligation to Effect the
                 Merger......................................................52
SECTION 6.02.  Conditions to Obligations of
                 Parent and Sub..............................................53
SECTION 6.03.  Conditions to Obligation of
                 the Company.................................................54
SECTION 6.04.  Frustration of Closing Conditions.............................55


                                     (ii)

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                                                                          Page

                                  ARTICLE VII

                      Termination, Amendment and Waiver

SECTION 7.01.  Termination...................................................55
SECTION 7.02.  Effect of Termination.........................................57
SECTION 7.03.  Amendment.....................................................57
SECTION 7.04.  Extension; Waiver.............................................57


                                 ARTICLE VIII

                              General Provisions

SECTION 8.01.  Nonsurvival of Representations
                 and Warranties..............................................57
SECTION 8.02.  Notices.......................................................58
SECTION 8.03.  Definitions...................................................59
SECTION 8.04.  Interpretation................................................60
SECTION 8.05.  Counterparts..................................................61
SECTION 8.06.  Entire Agreement; No Third-
                 Party Beneficiaries.........................................61
SECTION 8.07.  Governing Law.................................................61
SECTION 8.08.  Assignment....................................................61
SECTION 8.09.  Enforcement; Consent to
                 Jurisdiction................................................62
SECTION 8.10.  Severability..................................................62





Annex I        Index of Defined Terms

Exhibit A      Form of Certificate of Incorporation of
               the Surviving Corporation

Exhibit B      Form of Affiliate Letter

Exhibit C-1    Form of Parent Tax Representation Letter

Exhibit C-2    Form of Company Tax Representation Letter



                                     (iii)

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                                    AGREEMENT AND PLAN OF MERGER (this
                           "Agreement") dated as of March 19, 2002, among SCHERING AKTIENGESELLSCHAFT, a stock corporation organized under the laws of the Federal Republic of Germany ("Parent"), EUROPEAN ACQUISITION COMPANY, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and COLLATERAL THERAPEUTICS, INC., a Delaware corporation (the "Company").

          WHEREAS the Supervisory Board and the Executive Board of Parent and the respective Boards of Directors of Sub and the Company have each approved and declared advisable this Agreement and the merger of Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement (the "Merger"), whereby each issued and outstanding share of common stock, par value $.001 per share, of the Company ("Company Common Stock"), other than shares of Company Common Stock owned by Parent, Sub, the Company or Schering Berlin Inc. ("SBI"), will be converted into the right to receive the Merger Consideration (as defined in Section 2.01(c));

          WHEREAS the Supervisory Board and the Executive Board of Parent and the respective Boards of Directors of Sub and the Company have each determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and in furtherance of, their respective business strategies and goals;

          WHEREAS simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Sub to enter into this Agreement, Parent and certain stockholders of the Company (the "Principal Stockholders") are entering into an agreement (the "Stockholders Agreement") pursuant to which, among other things, the Principal Stockholders have agreed to vote to adopt this Agreement, to approve the Merger and to take certain other actions in furtherance of the Merger upon the terms and subject to the conditions set forth in the Stockholders Agreement;

          WHEREAS for U.S. Federal income tax purposes, it is intended that
(a) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, (b) this


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                                                                             2

Agreement will constitute a plan of reorganization, (c) Parent, Sub and the Company will each be a party to such reorganization within the meaning of
Section 368(b) of the Code and (d) the Company stockholders who will not be "five-percent transferee shareholders" as defined in Treasury Regulation
Section 1.367(a)-3(c)(5)(ii) or who enter into five-year gain recognition agreements in the form provided in Treasury Regulation Section 1.367(a)-8(b) ("Eligible Company Stockholders") and who exchange Company Common Stock solely for Parent ADSs (as defined in Section 2.01(c)) pursuant to the Merger will not recognize taxable gain with respect to the Merger pursuant to Section 367(a) of the Code (except with respect to any cash received in lieu of fractional Parent ADSs); and

          WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agree ments in connection with the Merger and also to prescribe various conditions to the Merger.

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                  The Merger

          SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

          SECTION 1.02. Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties hereto (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to by the parties hereto.


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                                                                             3

          SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties hereto shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

          SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

          SECTION 1.05. Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to be in the form of Exhibit A hereto and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The By-laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective suc cessors are duly elected and qualified, as the case may be.


                                  ARTICLE II

               Effect of the Merger on the Capital Stock of the
              Constituent Corporations; Exchange of Certificates

          SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of


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                                                                             4

common stock, par value $.001 per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

          (b) Cancelation of Treasury Stock and Parent- Owned Stock. Each share of Company Common Stock that is owned by the Company, Parent or Sub shall automatically be canceled and shall cease to be outstanding, and no Parent ADSs or other consideration shall be delivered in exchange therefor; provided, however, that each share of Company Common Stock that is owned by SBI shall not be so canceled and shall remain outstanding as one fully paid and nonassessable share of Surviving Corporation Common Stock.

          (c) Conversion of Company Common Stock. Subject to Section 2.02(e), each issued and outstanding share (other than shares to be canceled or to remain outstanding in accordance with Section 2.01(b)) of Company Common Stock shall be converted into the right to receive 0.1847 (the "Exchange Ratio") American depositary shares (each a "Parent ADS") of Parent (each Parent ADS representing the right to receive one Ordinary Share, no par value, of Parent ("Parent Ordinary Share") and evidenced by one American depositary receipt ("Parent ADR") issued in accordance with the Deposit Agreement dated as of October 11, 2000, as amended from time to time (the "Deposit Agreement"), among Parent, Morgan Guaranty Trust Company of New York (the "Depositary"), as depositary, and all holders and beneficial owners from time to time of Parent
ADRs) (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to be outstanding, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and any cash in lieu of fractional Parent ADSs to which such holder is entitled pursuant to Section 2.02(e), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(b), without interest.

          (d) Anti-Dilution Provisions. Notwithstanding the foregoing, in the event that Parent changes the number of Parent Ordinary Shares represented by each Parent ADS issued and outstanding prior to the Effective Time as a result of a reclassification, stock split, share combination, stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer or other similar transaction, the Exchange


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                                                                             5

Ratio shall be appropriately adjusted to reflect such reclassification, stock split, share combination, stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer or other similar transaction. In addition, in the event Parent pays (or establishes a record date for payment of) any dividend on, or makes any other distribution in respect of, Parent Ordinary Shares (other than the regular dividend of (U)0.83 per Parent Ordinary Share), the Merger Consideration shall be appropriately adjusted to reflect such dividend or distribution (other than the regular dividend of (U)0.83 per Parent Ordinary Share).

          SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Parent shall deposit with a U.S. bank or trust company as may be designated by Parent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, Parent ADRs representing Parent ADSs issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock. Parent shall make available to the Exchange Agent from time to time as required after the Effective Time cash necessary to pay dividends and other distributions in accordance with Section 2.02(c) and to make payments in lieu of any fractional Parent ADSs in accordance with Section 2.02(e) (such cash, together with Parent ADSs representing the Merger Consideration, collectively, the "Exchange Fund").

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.01(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor that number of whole Parent ADSs which such holder has the right to receive pursuant to the provisions of this Article II, any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and any


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                                                                             6

cash in lieu of fractional Parent ADSs to which such holder is entitled pursuant to Section 2.02(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the proper amount of cash, if any, may be paid and the proper number of Parent ADSs may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment and issuance shall pay any transfer or other taxes required by reason of the payment of any cash and the issuance of Parent ADSs to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 2.02(c) and any cash in lieu of fractional Parent ADSs to which such holder is entitled pursuant to Section 2.02(e). No interest shall be paid or shall accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

          (c) Distributions with Respect to Unexchanged Shares. Any dividends or other distributions with respect to Parent ADSs with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent ADSs represented thereby, and any cash payment in lieu of fractional Parent ADSs shall be paid to any such holder pursuant to Section 2.02(e), in each case only upon the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the whole Parent ADSs issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent ADSs and the amount of any cash payable in lieu of a fractional Parent ADSs to which such holder is entitled pursuant to Section 2.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole Parent ADSs.


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                                                                             7

          (d) No Further Ownership Rights in Company Common Stock. All Parent ADSs issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article
II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (e) No Fractional Shares. (i) No certificates or scrip representing fractional Parent ADSs shall be issued upon the surrender for exchange of Certificates, no dividend or other distribution of Parent shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to exercise any rights of a holder of Parent ADSs.

          (ii) Parent shall cause to be paid to each former holder of shares of Company Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price of a Parent Ordinary Share on the Closing Date, as such price is reported on the Xetra system, translated into US dollars at the Euro/$ reference exchange rate as of the Closing Date published by the European Central Bank and reported on Reuters (page ECB37) and at www.ecb.int.

          (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing Company Common Stock subject to and in accordance with the terms of Section 2.02(c).

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore


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                                                                             8

complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, any dividends or other distributions with respect to Parent ADSs and any cash in lieu of fractional Parent ADSs in accordance with this Article II.

          (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any Merger Consideration, any dividends or other distributions with respect thereto or any cash in lieu of fractional Parent ADSs, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any dividends or other distributions payable pursuant to
Section 2.02(c) or any cash payable in lieu of fractional Parent ADSs pursuant to Section 2.02(e) would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration, dividends or other distributions in respect thereof or such cash shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interests of any person previously entitled thereto.

          (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund in investment grade securities, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent.

          (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any unpaid dividends or other distributions in respect thereof and any cash in lieu of fractional Parent ADSs, in each case pursuant to this Agreement.

          (j) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the


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                                                                             9

making of such payment under the Code, or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, the Exchange Agent shall be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.


                                  ARTICLE III

                        Representations and Warranties

          SECTION 3.01. Representations and Warranties of the Company. Except as set forth in the disclosure schedule (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure schedule relates and such other sections or subsections of this Agreement to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other section or subsection reasonably apparent) delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

          (a) Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except such governmental licenses, permits, authorizations and approvals as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has


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made available to Parent prior to the execution of this Agreement complete and correct copies of its Second Restated Certificate of Incorporation (the "Company Certificate") and Restated By-laws (the "Company By-laws"), in each case as amended to the date of this Agreement. The minute books of the Company contain a complete and correct set of the minutes of all meetings and accurately reflect all other actions taken by the stockholders of the Company, the Board of Directors of the Company and all committees of the Board of Directors of the Company. Complete and correct copies of all such minute books have been provided by the Company to Parent prior to the execution of this Agreement.

          (b) Subsidiaries. The Company does not own any capital stock or other ownership interest in any person.

          (c) Capital Structure. The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"). At the close of business on March 18, 2002, (i) 13,357,492 shares of Company Common Stock were issued and outstanding (including no restricted shares of Company Common Stock the restrictions in respect of which lapse solely on the basis of service of a Participant (as defined in Section 3.01(g)) to the Company), (ii) no shares of Company Common Stock were held by the Company in its treasury,
(iii) 3,404,352 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans (as defined in Section 5.06(a)) (of which 2,678,759 shares of Company Common Stock were subject to outstanding stock options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans (collectively, "Company Stock Options")), (iv) no shares of Preferred Stock were issued or outstanding and
(v) 40,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance in connection with the Rights (as defined in Section 5.14) issued pursuant to the Rights Agreement (as defined in Section 3.01(t)). Except as set forth above in this Section 3.01(c), at the close of business on March 18, 2002, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Except as set forth above in this Section 3.01(c), there are no outstanding stock appreciation rights, restricted shares, stock options, rights to receive shares of Company Common Stock on a deferred basis or other rights that are linked to the value of Company Common Stock granted under the Company Stock Plans or otherwise.
Section 3.01(c) of the Company Disclosure Schedule sets forth a complete and accurate list, as of March 18, 2002, of all outstanding Company Stock Options granted under the Company Stock Plans or otherwise,


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                                                                            11

the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates, exercise prices and vesting schedules thereof and the names of the holders thereof. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and, to the Knowledge of the Company, will be delivered free and clear of all Liens (other than Liens created by or imposed upon the holders thereof) and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 3.01(c) (including pursuant to the conversion or exercise of the securities referred to above), (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interest in, the Company and (C) any warrants, calls, options, "phantom" shares, stock appreciation rights, restricted shares, stock-based performance units, commitments, contracts, arrangements or undertakings or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock or other voting securities of, or other ownership interest in, or securities convertible into or exchangeable or exercisable for capital stock or other voting securities of, the Company, (ii) there are not any outstanding obligations of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities and (iii) the Company is not a party to any voting agreement with respect to the voting of any such securities.

          (d) Authority; Noncontravention. (i) The Company has all requisite corporate power and corporate authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval (as defined in Section 3.01(p)), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company subject, in the case of the Merger, to the receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement,


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                                                                            12

subject, in the case of the Merger, to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (A) approving this Agreement and the Stockholders Agreement, the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement, (B) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company, (C) recommending that the stockholders of the Company adopt this Agreement and (D) declaring that this Agreement is advisable.

          (ii) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, "Liens") in or upon any of the properties or other assets of the Company under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (A) the Company Certificate or Company By-laws, (B) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise, license or similar authorization applicable to the Company or any of its properties or other assets or (C) subject to the governmental filings and other matters referred to in Section 3.01(d)(iii), any (1) statute, law, ordinance, rule or regulation or (2) order, writ, injunction, decree, judgment or stipulation, in each case applicable to the Company or any of its properties or other assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate have not had and would not reasonably be expected to (x) have a Company Material Adverse Effect, (y) impair the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Stockholders
Agreement.

          (iii) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non- governmental self-regulatory agency, commission or authority (each, a "Governmental Entity") is required by or with respect to the Company in connection with the execution and delivery of this Agreement, the Stockholders Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and the Stockholders Agreement, except for (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any applicable filings and approvals under similar foreign antitrust or competition laws and regulations, (B) the filing with the Securities and Exchange Commission (the "SEC") of (1) a proxy statement relating to the Company Stockholders' Meeting (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement") and (2) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Stockholders Agreement and the transactions contemplated by this Agreement or the Stockholders Agreement, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business and (D) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to (x) have a Company Material Adverse Effect, (y) impair the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Stockholders Agreement.

          (e) Company SEC Documents. The Company has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2000 (collectively, the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the

Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") has been revised or superseded by a later-filed Filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and its results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except as set forth in the most recent financial statements included in the Filed Company SEC Documents, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, the Company had cash and cash equivalents and short-term investments, each as defined in the financial statements included in the Filed Company SEC Documents, in the aggregate amount of at least $4.7 million.

          (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form F-4 to be filed with the SEC by Parent in connection with the issuance of Parent ADSs in the Merger (the "Form F-4") will, at the time the Form F-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

          (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with or expressly permitted by this Agreement and except as disclosed in the Filed Company SEC Documents, since December 31, 2001, the Company has conducted its business only in the ordinary course consistent with past practice, and since such date there has not been (i) any Company Material Adverse Change, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, (iv) (A) any granting by the Company to any current or former director, officer or other employee of, or current or former independent contractor with respect to, the Company (each, a "Participant") of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice,
(B) any commitment, contingent or otherwise, by the Company to pay any bonus to any Participant (other than bonuses which have already been paid (which bonuses amounted to $256,875 and which bonuses have been specified in Section 3.01(g)(iv)(B) of the Company Disclosure Schedule), (C) any granting by the Company to any Participant of any severance, change of control or termination pay or benefits (or any increase in such pay or benefits), (D) any entry by the Company into, or any adoption or amendment of, (1) any individual employment, deferred compensation, consulting, severance, termination or indemnification agreement, arrangement or understanding with any Participant or (2) any agreement with any Participant the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement (all such agreements under this clause
(D), collectively, "Benefit Agreements") or (E) any amendment to, or modification of, any Company Stock Option, (v) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect, (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP, (vii) any material tax election or any settlement or compromise of any material income tax liability or (viii) any disclosure by the Company or, to the Knowledge of the Company, by any of its employees of any confidential know-how (except by way of application for or issuance of a patent or pursuant to a confidentiality agreement) or any lapse or abandonment of any patent or patent application that is owned by the Company or with respect to which the Company has an obligation to maintain pursuant to a license or other agreement.

          (h) Litigation. Except as disclosed in the Filed Company SEC Documents, there is no investigation, suit, claim, action, proceeding or grievance pending or, to the Knowledge of the Company, threatened against the Company or specifically affecting the Company, any of its employees (in connection with their employment by the Company) or any of its products (it being understood that the foregoing does not include matters affecting the pharmaceutical or biotechnical industry in general), by any Governmental Entity or other person under any Legal Provision (as defined in Section 3.01(j)) or otherwise, that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, there are no facts, circumstances or conditions which could reasonably be expected to give rise to any liability of, or form the basis of an investigation, suit, claim, action, proceeding or grievance against, the Company or specifically affecting the Company, any of its employees (in connection with their employment by the Company) or any of its products (it being understood that the foregoing does not include matters affecting the pharmaceutical or biotechnical industry in general) relating to or arising under any applicable statutes, laws, ordinances, rules or regulations, which liability, investigation, suit, claim, action, proceeding or grievance, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; provided, however, that where this representation entails an evaluation of the validity or enforceability of a patent or patent application, or of whether any activity constitutes an infringement of a patent, then any such evaluation by the Company is subject to the normal risks and uncertainties inherent in such evaluations by patent counsel.

          (i) Contracts. Except as disclosed in the Filed Company SEC Documents, the Company is not a party to, and none of its properties or other assets are subject to, any contract or agreement that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder. The Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license, whether oral or written, to which the Company is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, the Company has not entered into any amendment to or modification of any license or any other material contract. The Company has not received written notice, or to its Knowledge, oral notice, of its failure to comply with the terms of any license or any other material contract to which it is a party. The Company has not entered into any contract, agreement, obligation, commitment, arrangement or understanding with any Affiliate of the Company that is currently in effect other than agreements that are disclosed in the Filed Company SEC Documents. The Company is not a party to or otherwise bound by any agreement or covenant not to compete or by any agreement or covenant restricting in any respect the development, marketing or distribution of the Company's products or services. To the Knowledge of the Company, the Company is not party to or otherwise bound by any agreement or covenant which would purport to limit in any respect the manner in which, or the localities in which, Parent conducts its business following the Effective Time. Section 3.01(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts or agreements, to which the

Company is a party relating to the research, development, distribution, supply, license, marketing or manufacturing by third parties of the Company's products or products licensed by the Company. The Company has made available to Parent complete and correct copies of all such contracts or agreements. None of such contracts and agreements grant an exclusive right (whether in the present or upon happening of an event) to such third parties for the research, development, distribution, supply, license, marketing or manufacturing of any such product.

          (j) Compliance with Laws. (i) The Company is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity applicable to it, its properties or other assets or its business or operations (collectively, "Legal Provisions"), except for instances of noncompliance that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities, including all authorizations under the Federal Food, Drug, and Cosmetic Act of 1938, as amended (the "FDCA"), and the regulations of the Federal Food and Drug Administration (the "FDA") promulgated thereunder, and under Environmental Laws (collectively, "Permits"), necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted. There has occurred no default under, or violation of, any such Permit, except individually or in the aggregate as has not had and would not reasonably be expected to have a Company Material Adverse Effect. The consummation of the Merger, in and of itself, would not cause the revocation or cancelation of any such Permit that individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

          (ii) Except for those matters disclosed in the Filed Company SEC Documents and those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect, (A) the Company is, and has been, in compliance with all Environmental Laws; (B) during the period of ownership or operation by the Company of any of its currently or previously owned or operated properties, there have been no Releases of Hazardous Material in, on, under or affecting such properties or any surrounding sites; (C) prior to the period of ownership or operation by the Company of any of its currently or previously owned or operated properties, to the Knowledge of the Company, there were no Releases of Hazardous Material in, on, under or affecting any such properties or any surrounding sites; (D) there is no investigation, suit, claim, action, proceeding or grievance pending, or to the Knowledge of the Company, threatened against the Company or specifically affecting the Company, any of its employees (in connection with their employment by the Company), any of its products or any of its owned or leased real property (it being understood that the foregoing does not include matters affecting the pharmaceutical or biotechnical industry in general) relating to or arising under Environmental Laws, and the Company has not received any notice of, or entered into or assumed by contract or operation of law, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws; and (E) to the Knowledge of the Company, there are no facts, circumstances or conditions which could reasonably be expected to give rise to any liability of, or form the basis of an investigation, suit, claim, action, proceeding or grievance against the Company or specifically affecting the Company, any of its employees (in connection with their employment by the Company), any of its products or any of its owned or leased real property (it being understood that the foregoing does not include matters affecting the pharmaceutical or biotechnical industry in general) relating to or arising under any Environmental Law which liability, investigation, suit, claim, action, proceeding or grievance, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. The term "Environmental Laws" means all Legal Provisions relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, Release or threat of Release of, or exposure to, Hazardous Materials, or to human health and safety. The term "Hazardous Material" means any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law. The term "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

          (k) Absence of Changes in Benefit Plans; Labor Relations. Except as disclosed in the Filed Company SEC Documents, since the date of the most recent audited financial statements included in the Filed Company SEC Documents, there has not been any adoption or amendment (other than an amendment required by law) by the Company of any Benefit Plan (as defined in Section 3.01(l)) or any plan or arrangement which would constitute a Benefit Plan if adopted or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan, or any change in the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined. Except as disclosed in the Filed Company SEC Documents, there exist no currently binding Benefit Agreements. Since January 1, 2000, the Company has not encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

          (l) ERISA Compliance. (i) Section 3.01(l)(i) of the Company Disclosure Schedule contains a complete and correct list of each benefit, employment, personal services, collective bargaining (or other similar labor), compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change of control, severance, vacation, time-off, perquisite or other similar agreement, plan, policy or other arrangement (and any amendments thereto), excluding any Benefit Agreement, (A) covering one or more Participants, and maintained by the Company or (B) with respect to which the Company has or could have any liability (each, a "Benefit Plan"). The Company has made available to Parent complete and correct copies of (A) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof) and each Benefit Agreement, (B) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the "IRS") with respect to each Benefit Plan (if any such report was required), (C) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (D) each trust agreement and insurance or group annuity contract relating to any Benefit Plan.

          (ii) Each Benefit Plan, the Company, its officers and those with discretion relating to any Benefit Plan's assets or administration have at all times complied with the applicable requirements of all applicable laws, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations promulgated thereunder, except where the failure to comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, and, each Benefit Plan has, at all times in order to obtain pension related taxation advantages, complied, in all material respects, with the Code, and the regulations promulgated thereunder. To the Knowledge of the Company, neither the Company nor any Affiliate of the Company has, or could reasonably be expected to incur, any unfunded liabilities in relation to any Benefit Plan or any Participant (other than liabilities relating to claims for welfare benefits in the normal course), and all payments, benefits, contributions and premiums relating to each Benefit Plan have been timely paid or made in accordance with the terms of such Benefit Plan and the terms of all applicable laws.

          (iii) (A) No Benefit Agreement or Benefit Plan (1) provides for defined benefit pension benefits, or deferred compensation, (2) provides any benefits (other than on a self-pay basis or pursuant to the terms of a Benefit Agreement) following termination of service or employment, (3) is a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA), is subject to Title IV of ERISA, or is a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA or other applicable employee benefit legislation), (4) is a collective bargaining or similar labor agreement, (5) covers any Participant who resides or works outside the United States and (B) no Participant (1) is represented by any union, (2) is currently receiving any disability benefits, (3) has entered into or is covered by any Benefit Agreement or any other individual agreement or arrangement with the Company or any of its Affiliates or stockholders, (4) has received any loan from the Company or any Affiliate of the Company which has an outstanding balance, (5) has a right (x) to take more than four weeks of vacation per year or (y) to receive from the Company or any Affiliate of the Company base annual salary in excess of $80,000, a guaranteed bonus, or a target or discretionary bonus (with respect to any single year) in excess of $25,000, (6) has received from the Company or any Affiliate of the Company, and neither the Company nor any Affiliate of the Company has agreed to provide to any Participant, any discretionary severance or any severance under any formal or informal policy or practice, (7) has received or could reasonably be expected to receive any payment or benefit from the Company or any Affiliate of the Company which would not be deductible to such entity or (8) is, or at any time will become, entitled to any payment, benefit or right, or any increased and/or accelerated payment, benefit or right, as a result of (x) such Participant's termination of employment with, or services to, the Company or any Affiliate of the Company or any successor to the Company or (y) the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

          (m) Taxes. (i) The Company has filed or has caused to be filed all tax returns and reports required to be filed by it and all such returns and reports are complete and accurate in all material respects. The Company has paid or caused to be paid all taxes shown to be due on such returns and reports, and the most recent financial state ments contained in the Filed Company SEC Documents reflect an adequate reserve (excluding any reserves for deferred taxes) for all taxes payable by the Company for all taxable periods and portions thereof accrued through the date of such financial statements.

          (ii) No deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy for any taxes have been proposed, asserted or assessed in writing against the Company. The Federal income tax returns of the Company have not been examined by or settled with the IRS for any taxable years of the Company. All assessments for taxes due and owing by the Company with respect to completed and settled examinations or concluded litigation have been paid. There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes.

          (iii) The Company will not be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period but was not recognized for tax purposes in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or similar provisions of Federal, state, local or other domestic or foreign tax law.

          (iv) The Company has not taken or agreed to take any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to (A) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (B) cause the Eligible Company Stockholders who exchange Company Common Stock solely for Parent ADSs pursuant to the Merger to recognize taxable gain with respect to the Merger pursuant to
Section 367(a) of the Code (except with respect to any cash received in lieu of fractional Parent ADSs).

          (v) The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (vi) As used in this Agreement, "taxes" shall include all (A) Federal, state, local and foreign income, property, sales, excise, withholding and other taxes and similar governmental charges, including any interest, penalties and additions with respect thereto, (B) liability for the payment of any amounts of the type described in clause (A) as a result of being a member of a consolidated, combined or similar group and (C) liability as a result of any tax sharing or similar contractual agreement.

          (n) Title to Properties. (i) The Company has good and marketable title to, or valid leasehold interests in, all real properties owned or leased by the Company except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not materially interfere with its ability to conduct its business as presently conducted. All such properties, other than properties in which the Company has a leasehold interest, are free and clear of all Liens, except for Liens that individually or in the aggregate would not materially interfere with the ability of the Company to conduct its business as presently conducted.

          (ii) The Company has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company is in occupancy and possession under all such leases. The Company has not received any notice from any third party of a fact that could reasonably be expected to be detrimental to the continued occupancy and possession by the Company under all leases to which it is a party and under which it is in occupancy.

          (o) Intellectual Property. (i) To the Knowledge of the Company, the Company owns, or is validly licensed or otherwise has the right to use (without any obligation to make any fixed or contingent payments, including royalty payments (except as provided in Section 3.01(o)(v) of the Company Disclosure Schedule)) all patents, patent applications, trademarks, trademark applications, trademark rights, trade names, trade name rights, domain names, service marks, service mark rights, copyrights, copyright applications, software, technical know-how and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") which are material (A) to the conduct of the business of the Company as it is currently conducted and (B) to the research, development, use, manufacture and sale of any Pharmaceutical Product (as defined in Section 3.01(u)) (but only to the extent that any Pharmaceutical Product is researched, developed, used manufactured or sold currently by the Company) free and clear of all Liens. To the extent that this representation entails an evaluation of the validity or enforceability of a patent or patent application, or of whether any activity constitutes an infringement of a patent, then any such evaluation by the Company is subject to the normal risks and uncertainties inherent in such evaluations by patent counsel.

          (ii) To the Knowledge of the Company, no person or persons are infringing the rights of the Company with respect to any Intellectual Property Right in a manner which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. To the extent that this representation entails an evaluation of the validity or enforceability of a patent or patent application, or of whether any activity constitutes an infringement of a patent, then any such evaluation by the Company is subject to the normal risks and uncertainties inherent in such evaluations by patent counsel.

          (iii) Section 3.01(o)(iii) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and correct list (by category) of all patents, trademarks and applications therefor owned by or licensed to the Company. All such patents, trademarks and applications therefor listed in Section 3.01(o)(iii) of the Company Disclosure Schedule are owned by or validly licensed to the Company (without any obligation to make any fixed or contingent payments, including royalty payments (except as provided in Section 3.01(o)(v) of the Company Disclosure Schedule)) free and clear of all Liens. The patent applications listed in Section 3.01(o)(iii) of the Company Disclosure Schedule are pending and have not been abandoned, and have been and continue to be prosecuted by registered patent counsel. The Company has no Knowledge of any fact, circumstance or condition that could reasonably be expected to prevent any pending patent application from being granted to the extent such pending patent application is material to the Company's business; provided, however, that where this statement entails an evaluation of the validity or enforceability of a patent or patent application, or of whether any activity constitutes an infringement of a patent, then any such evaluation by the Company is subject to the normal risks and uncertainties inherent in such evaluations by patent counsel. All patents, trademarks and applications therefor owned by or licensed to the Company have been duly registered and/or filed with or issued by each appropriate Governmental Entity in the jurisdiction indicated in Section 3.01(o)(iii) of the Company Disclosure Schedule, all necessary affidavits of continuing use have been filed and all necessary maintenance fees have been timely paid to continue all such rights in effect. None of the patents listed in Section 3.01(o)(iii) of the Company Disclosure Schedule has expired or has been declared invalid, in whole or in part, by any Governmental Entity. There are no ongoing interferences, oppositions, reissues, reexaminations or adverse proceedings involving any of the patents or patent applications listed in Section 3.01(o)(iii) of the Company Disclosure Schedule, including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency. To the Knowledge of the Company, there are no published patents, patent applications, articles or other prior art references that could materially affect the validity of any patent listed in Section 3.01(o)(iii) of the Company Disclosure Schedule; provided, however, that where this statement entails an evaluation of the validity or enforceability of a patent or patent application, or of whether any activity constitutes an infringement of a patent, then any such evaluation by the Company is subject to the normal risks and uncertainties inherent in such evaluations by patent counsel. To the Knowledge of the Company, there are no patents owned by third parties (other than patents licensed by the Company) that are considered likely to prevent the conduct of the Company's business as it is currently being conducted; provided, however, that where this statement entails an evaluation of the validity or enforceability of a patent or patent application, or of whether any activity constitutes an infringement of a patent, then any such evaluation by the Company is subject to the normal risks and uncertainties inherent in such evaluations by patent counsel. The inventions described in the patents and patent applications listed in Section 3.01(o)(iii) of the Company Disclosure Schedule have been assigned or are obligated to be assigned to the Company or to a licensor of the Company, and are subject to no contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligation to assign such invention(s) to the Company or to a licensor of the Company.

          (iv) Section 3.01(o)(iv) of the Company Disclosure Schedule sets forth a complete and correct list of all options and licenses relating to Intellectual Property Rights granted to the Company, other than software licenses for generally available software, or granted by the Company to any other person.

          (v) None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement will (A) entitle any third party to any royalty or other payment under any Intellectual Property Right of the Company or (B) accelerate the time of any royalty or other payment or trigger any royalty or other payment, increase the amount of any royalty or other payment or trigger any other material obligation under any Intellectual Property Right of the Company. Section 3.01(o)(v) of the Company Disclosure Schedule sets forth a complete and correct list of all royalty and other payments payable by the Company pursuant to agreements with third parties, or to the Knowledge of the Company, to any third party in any other circumstance, for the use of Intellectual Property Rights licensed by or used by the Company in connection with the research, development, use, manufacture or sale of any Pharmaceutical Product.

          (p) Voting Requirements. The affirmative vote at the Company Stockholders' Meeting of holders of a majority of the outstanding shares of Company Common Stock to adopt this Agreement (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement. Each Principal Stockholder is the record owner of, or is the trustee of a trust that is the record holder of, the number of Subject Shares (as such term is defined in the Stockholders Agreement) set forth beside the name of such Stockholder on Schedule A to the Stockholders Agreement. As of the date of this Agreement, the Subject Shares represent in the aggregate not less than 26.67% of the outstanding shares of Company Common Stock.

          (q) State Takeover Statutes. The Board of Directors of the Company has unanimously approved the terms of this Agreement and the Stockholders Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement, and such approval constitutes approval of the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement by the Board of Directors of the Company under the provisions of Section 203 of the DGCL and represents all the action necessary to ensure that the restrictions on "business combinations" (as defined in such Section 203) contained in such Section 203 do not apply to Parent in connection with the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement. No other state takeover statute or similar statute or regulation applies or purports to apply to this Agreement, the Stockholders Agreement, the Merger or the other transactions contemplated by this Agreement and the Stockholders Agreement.

          (r) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Bear, Stearns & Co. Inc., the fees, commissions and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement and the Stockholders Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and correct copies of all agreements under which any such fees, commissions or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees, commissions or expenses are payable.

          (s) Opinion of Financial Advisor. The Company has received the opinion of Bear, Stearns & Co. Inc. dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the public stockholders of the Company (other than Parent and its Affiliates), a signed copy of which opinion has been or promptly will be delivered to Parent.

          (t) Rights Agreement. The Company has taken all actions necessary to cause the Rights Agreement dated as of September 19, 2001, between the Company and American Stock Transfer & Trust Company, as rights agent (the "Rights Agreement") to be amended to (i) render the Rights Agreement inapplicable to this Agreement, the Stockholders Agreement, the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement,
(ii) ensure that (A) none of Parent, Sub or any other subsidiary of Parent is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement and (B) a Distribution Date, a Triggering Event or a Shares Acquisition Date (as such terms are defined in the Rights Agreement) does not occur, in either case of clauses (A) and (B), solely by reason of the execution of this Agreement or the Stockholders Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and the Stockholders Agreement and (iii) provide that the Final Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time.

          (u) Regulatory Compliance. (i) The Company has never manufactured, shipped or marketed, and does not currently manufacture, ship or market, any product subject to the FDCA and the FDA regulations thereunder (each such product, a "Pharmaceutical Product") for clinical trials or sales. The Company has not engaged in and is not currently engaging in any activities which are subject to the FDCA and the FDA regulations thereunder. The Company has not made any filings with the FDA or equivalent state or foreign regulatory agency, including any biologics license application, new drug application or investigational new drug application.

          (ii) Neither the Company nor any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. ss. 335a(a) or any similar Legal Provision or authorized by 21 U.S.C. ss. 335a(b) or any similar Legal Provision. The Company has not employed any individual or entity (and, to the Knowledge of the Company, has not used a contractor or consultant) that has been debarred by the FDA (or subject to a similar sanction by any foreign regulatory equivalent of the FDA) or that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of any foreign regulatory equivalent of the FDA) in the conduct of the preclinical or clinical studies of any Pharmaceutical Product.

          (v) Insurance. Section 3.01(v) of the Company Disclosure Schedule sets forth a complete and correct list of all material insurance policies (including policies providing property, casualty, liability, workers compensation, theft, bond and surety arrangements) to which the Company is a party, named insured or otherwise the beneficiary of coverage, and describes all self-insurance arrangements of the Company, if any. Each such insurance policy is in full force and effect and the Company is not in violation of or in default under (nor does, to the Knowledge of the Company, there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under or give rise to a right of termination or modification under) any such insurance policy, except for such violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          SECTION 3.02. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

          (a) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and corporate authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company prior to the execution of this Agreement complete and correct copies of its Articles of Association and the Certificate of Incorporation and By- laws of Sub, in each case as amended to the date of this Agreement.

          (b) Capital Structure. (i) At the close of business on March 18, 2002, (A) 198,000,000 Parent Ordinary Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (B) no Parent Ordinary Shares were held by Parent in its treasury or by subsidiaries of Parent, (C) no Parent Ordinary Shares were reserved for issuance upon conversion of outstanding convertible bonds and option debenture bonds and (D) less than 3,000,000 Parent Ordinary Shares were subject to outstanding options to purchase Parent Ordinary Shares or Parent ADSs.

          (ii) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.001 per share, all of which are validly issued, fully paid and nonassessable and are owned by Parent free and clear of any Lien.

          (c) Authority; Noncontravention. (i) Each of Parent and Sub has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Parent has the requisite corporate power and corporate authority to enter into the Stockholders Agreement and to consummate the transactions contemplated by the Stockholders Agreement. The execution and delivery of this Agreement and the Stockholders Agreement by Parent and Sub, as applicable, and the consummation by Parent and Sub, as applicable, of the transactions contemplated by this Agreement and the Stockholders Agreement have been duly authorized by all necessary corporate action on the respective parts of Parent and Sub, as applicable, subject, in the case of the issuance by Parent of Parent ADSs in connection with the Merger, to (A) obtaining the requisite authorization (x) to repurchase Parent Ordinary Shares and (y) to exclude any subscription rights of existing holders of Parent Ordinary Shares by the affirmative vote of holders of not less than a majority of Parent Ordinary Shares voting in person or by proxy (the "Parent Shareholder Approval") at a duly convened general meeting of the shareholders of Parent (the "Parent Shareholders' Meeting"), (B) the absence of a pending lawsuit, filed by a holder of Parent Ordinary Shares with the requisite Governmental Entity in the Federal Republic of Germany within the period prescribed therefor in accordance with applicable law, relating to an objection of record of such shareholder with respect to the authorization described in clause (A) above and (C) completing such repurchase of Parent Ordinary Shares through a series of transactions (the "Parent Share Authorization"). Other than the Parent Share Authorization, no other corporate proceedings on the part of Parent or Sub, as applicable, are necessary to authorize this Agreement or the Stockholders Agreement or to consummate the transactions contemplated by this Agreement and the Stockholders Agreement. Subject to obtaining the Parent Share Authorization, the Parent Ordinary Shares represented by the Parent ADSs to be issued pursuant to this Agreement shall have been duly authorized and validly issued and shall be fully paid and nonassessable and shall have been, on or prior to the Closing Date, duly and validly deposited with the Depositary. Subject to obtaining the Parent Share Authorization, the Parent ADSs to be issued pursuant to the transactions contemplated by this Agreement shall, when issued, be duly authorized, validly issued, fully paid and nonassessable and shall entitle the holder thereof to all rights of a Holder (as defined in the Deposit Agreement). Each of this Agreement and the Stockholders Agreement has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitutes a legal, valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms.

          (ii) Subject to obtaining the Parent Share Authorization and to the making of all notices or submissions to the requisite Governmental Entities in the Federal Republic of Germany in connection with the Parent Share Authorization, the execution and delivery of this

Agreement and the Stockholders Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement and compliance with the provisions of this Agreement and the Stockholders Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (A) the Articles of Association of Parent or the Certificate of Incorporation or By-laws of Sub, (B) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise, license or similar authorization applicable to Parent or Sub or any of their respective properties or other assets or (C) subject to the governmental filings and other matters referred to in Section 3.02(c)(iii), any (1) statute, law, ordinance, rule or regulation or (2) order, writ, injunction, decree, judgment or stipulation, in each case applicable to Parent or Sub or any of their respective properties or other assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate have not had and would not reasonably be expected to (x) have a Parent Material Adverse Effect (y) impair the ability of Parent to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Stockholders Agreement.

          (iii) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and the Stockholders Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and the Stockholders Agreement, except for (A) the filing of a premerger notification and report form by Parent under the HSR Act, and any applicable filings and approvals under similar foreign antitrust or competition laws and regulations, (B) the filing with the SEC of (1) the Form F-4 and (2) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the Stockholders Agreement and the transactions contemplated by this Agreement and the Stockholders Agreement,
(C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which Parent or Sub are qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws, (D) such filings with and approvals of the New York Stock Exchange, Inc. (the "NYSE") to permit the Parent ADSs issuable to stockholders of the Company as contemplated by this Agreement to be listed on the NYSE, (E) the making of all notices or submissions to, and the obtaining of all registrations of, the requisite Governmental Entities in the Federal Republic of Germany and the Frankfurt Stock Exchange in connection with the Parent Share Authorization and (F) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to (x) have a Parent Material Adverse Effect, (y) impair the ability of Parent to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Stockholders Agreement.

          (d) Parent SEC Documents. Parent has filed or furnished, as applicable, all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC required to be filed or furnished by it since September 27, 2000 (collectively, the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later-filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (e) Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Form F-4 will, at the time the Form F-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form F-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. No representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference in the Form F-4 based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form F-4.

          (f) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

          (g) Tax Matters. Neither Parent, Sub nor any Affiliate of Parent has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) cause the Eligible Company Stockholders who exchange Company Common Stock solely for Parent ADSs pursuant to the Merger to recognize taxable gain with respect to the Merger pursuant to Section 367(a) of the Code (except with respect to any cash received in lieu of fractional Parent ADSs).

          (h) Absence of Certain Changes or Events. Except for liabilities incurred in connection with or expressly permitted by this Agreement and except as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement, since December 31, 2001, there has not been any Parent Material Adverse Change.

                                  ARTICLE IV

                   Covenants Relating to Conduct of Business

          SECTION 4.01. Conduct of Business. (a) Conduct of Business by the Company. Except as set forth in Section 4.01(a) of the Company Disclosure Schedule, as otherwise expressly permitted by this Agreement or as consented to in writing by Parent, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, the Company shall carry on its business in the ordinary course consistent with past practice (including in respect of research and development activities and programs) and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in
Section 4.01(a) of the Company Disclosure Schedule, as otherwise expressly permitted by this Agreement or as consented to in writing by Parent, such consent not to be unreasonably withheld or delayed, the Company shall not:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any "phantom" stock, "phantom" stock rights, stock appreciation rights, stock options, restricted shares, stock based performance units or any similar awards (other than the issuance of shares of Company Common Stock (A) upon the exercise of Company Stock Options outstanding on the date of this Agreement and (B) pursuant to the Company's Employee Stock Purchase Plan, in each case in accordance with their terms on the date of this Agreement);

          (iii) amend or propose to amend the Company Certificate or the Company By-laws;

          (iv) directly or indirectly acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any person or division, business or equity interest of any person, except for purchases of materials or supplies or other routine purchases in the ordinary course of business consistent with past practice;

          (v) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets or any interests therein (including securitizations);

          (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, (B) make any loans, advances or capital contributions to, or investments in, any other person or (C) repay, redeem or otherwise retire, or make any other payment in respect of, any indebtedness for borrowed money, other than as required by its terms as in effect on the date of this Agreement;

          (vii) make or agree to make any new capital expenditure or expenditures;

          (viii) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents (for amounts not in excess of the amounts so disclosed, reflected or reserved) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice but in all cases subject to clause
     (vi)(C) above, (B) waive or assign any claims or rights of substantial value or (C) waive any benefits of, agree to modify in any respect or terminate any confidentiality, standstill or similar agreement to which the Company is a party or of which the Company is a beneficiary;

          (ix) modify or amend in any material respect or terminate or take any action which would result in a breach of any material contract or agreement to which the Company is a party or waive, release or assign any material rights or claims thereunder; provided that the Company shall not modify or amend in any respect or terminate or take any action which would result in a breach of any contract relating to any Intellectual Property Rights of the Company;

          (x) enter into any contracts, agreements, binding arrangements or understandings relating to the research, development, distribution, supply, license, marketing or manufacturing by third parties of the Company's products or products licensed by the Company other than pursuant to any such contracts, agreements, arrangements or understandings currently in place (that have been disclosed in writing to Parent prior to the date of this Agreement) in accordance with their terms as of the date of this Agreement;

          (xi) except as required to comply with applicable law, (A) establish, adopt, enter into, terminate or amend in any material respect
     (1) any Benefit Plan (or any plan or arrangement which would constitute a Benefit Plan if in effect as of the date of this Agreement) or (2) any other agreement, plan or policy involving the Company and any Participants, (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus to, any Participant, (C) accrue or pay any benefit or amount not required under any Benefit Plan or Benefit Agreement, (D) accrue or provide any severance, change of control or termination pay or benefits to any Participant or increase in any manner any such pay or benefits, (E) enter into, renew, extend, amend or terminate any Benefit Agreement or any agreement which would constitute a Benefit Agreement if in effect on the date of this Agreement, (F) grant any awards under any Benefit Plan (including the grant of stock options, "phantom" stock, stock appreciation rights, "phantom" stock rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder), (G) amend or modify any Company Stock Option,
     (H) take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or Benefit Agreement other than as provided in such Benefit Plan or Benefit Agreement in accordance with their respective terms as of the date of this Agreement, provided any such provision has been identified in Section 4.01(a)(xi)(H) of the Company Disclosure Schedule, (I) take any action to accelerate the vesting of payment of any compensation or benefit under any Benefit Plan or Benefit Agreement or (J) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan or change the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined;

          (xii) enter into any agreement of a nature that would be required to be filed as an exhibit to Form 10- K under the Exchange Act;

          (xiii) form any subsidiary of the Company;

          (xiv) revalue any material assets of the Company or, except as required by GAAP, make any change in accounting methods, principles or practices;

          (xv) call or hold any meeting of stockholders of the Company other than in connection with the election of members of the Board of Directors of the Company or other routine matters in the ordinary course of business consistent with past practice or for the purpose of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement; or

          (xvi) authorize any of, or commit, propose or agree to take any of, the foregoing actions.

          (b) Other Actions. Except as may be expressly permitted by this Agreement, the Company, Parent and Sub shall not voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified by materiality becoming untrue at the Effective Time, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect at the Effective Time or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

          (c) Advice of Changes; Filings. The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it (and, in the case of Parent, made by Sub) contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure of it (and, in the case of Parent, of Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which could reasonably be expected to have, a material adverse effect on the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall promptly provide the other copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

          (d) Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall (i) timely file all tax returns ("Post-Signing Returns") required to be filed by it, (ii) timely pay all taxes due and payable in respect of such Post-Signing Returns that are so filed, (iii) make a provision in the books and records and financial statements of any such entity in accordance with past practice for all taxes payable by such entity for which no Post-Signing Return is due prior to the Effective Time, (iv) not make any material tax election or settle or compromise any material tax liability, other than in connection with currently pending proceedings or other than in the ordinary course of business and (v) cause all existing tax sharing agreements and similar agreements to which the Company is a party to be terminated as of the Closing Date so that after such date the Company shall have no further rights or liabilities thereunder.

          SECTION 4.02. No Solicitation. (a) From and after the date of this Agreement, the Company shall not, nor shall it authorize or permit any of its directors, officers or other employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by it (collectively, the "Representatives") to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to, or which could reasonably be expected to, facilitate, any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, a Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal, in each case other than a Takeover Proposal made by Parent; provided, however, that at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), and which was unsolicited and did not otherwise result from a breach of this Section 4.02, and subject to compliance with Section 4.02 (c) and (d),
(x) furnish information with respect to the Company to the person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement (which confidentiality agreement contains terms that are in no respect less favorable to the Company than the terms of the Confidentiality Agreement (as defined in Section 5.04)); provided that all such information is provided on a prior or substantially concurrent basis to Parent, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the first sentence of this Section 4.02(a) by any Representative of the Company, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be a breach of this Section 4.02(a) by the Company. As of the date of this Agreement, the Company shall have, and shall have caused each of its Representatives to have,
(i) terminated all discussions or negotiations with all third parties regarding any Takeover Proposal and (ii) requested the prompt return or destruction of all confidential information relating to the Company previously furnished to any such third parties. For purposes of this Agreement, "Takeover Proposal" means any bona fide inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of a business that constitutes 20% or more of the net revenues, net income or the assets of the Company, or 20% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company pursuant to which any third party or the shareholders of any third party would own 20% or more of the Company or any resulting parent company of the Company, or any direct or indirect acquisition, purchase or transfer, in one transaction or a series of transactions, of any rights of the Company in or to the product[s] known as Ad5FGF-4 and any related Intellectual Property Rights or other assets or components of Ad5FGF-4, other than the transactions contemplated by this Agreement or the Stockholders Agreement. For purposes of this Agreement, "Superior Proposal" means any bona fide offer not solicited by the Company after the date of this Agreement made by a third party that if consummated would result in such third party (or its shareholders) owning, directly or indirectly, more than 35% of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in good faith (based on the advice of a financial advisor of nationally recognized reputation), taking into account such factors deemed appropriate by the Board of Directors of the Company, to be reasonably likely to obtain stockholder and other required approvals on a timely basis and to provide consideration to the holders of Company Common Stock with a greater value than the consideration payable in the Merger, taking into account any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise.

          (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent or Sub) or propose publicly to withdraw (or modify in a manner adverse to Parent or Sub) the recommendation or declaration of advisability by the Board of Directors of the Company or any such committee of this Agreement or the Merger, or recommend, or propose publicly to recommend, the approval or adoption of any

Takeover Proposal (other than a Takeover Proposal made by Parent) (each such action being referred to herein as an "Adverse Recommendation"), unless the Board of Directors of the Company determines in good faith, based on such factors deemed appropriate by it, after consulting with outside counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law, (ii) adopt or approve, or propose publicly to adopt or approve, any Takeover Proposal (other than a Takeover Proposal made by Parent), or withdraw its approval of the Merger or propose publicly to withdraw its approval of the Merger, (iii) cause or permit the Company to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, license agreement, partnership agreement or other similar agreement (each, an "Acquisition Agreement") constituting or related to, or which is intended to or could reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)) or (iv) agree or resolve to take any of the actions prohibited by clauses (i), (ii) or (iii) of this sentence. Notwithstanding anything in this Section 4.02 to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal that was unsolicited and that did not otherwise result from a breach of Section 4.02(a), cause the Company to terminate this Agreement pursuant to Section 7.01(f) and concurrently enter into an Acquisition Agreement; provided however, that the Company shall not terminate this Agreement pursuant to
Section 7.01(f), and any purported termination pursuant to Section 7.01(f) shall be void and of no force or effect, unless the Company shall have complied with the provisions of this Section 4.02, including the notification provisions in this Section 4.02, and with all applicable requirements of
Section 5.08(b) (including the payment of the Termination Fee (as defined in Section 5.08(b)) prior to or concurrently with such termination); and provided further, however, that the Company shall not exercise its rights to terminate this Agreement pursuant to Section 7.01(f) until after the fifth Business Day following Parent's receipt of written notice (a "Notice of Superior Proposal") from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, identifying the person making such Superior Proposal and stating that the Board of Directors of the Company intends to exercise its right to terminate this Agreement pursuant to Section 7.01(f) (it being understood and agreed that, prior to such termination taking effect, any amendment to the price or any other material term of a Superior Proposal shall require a new

Notice of Superior Proposal and a new five Business Day period).

          (c) In addition to the obligations of the Company set forth in Sections 4.02(a) and 4.02(b), the Company shall immediately advise Parent orally and in writing of any request for information that the Company reasonably believes could lead to or contemplates a Takeover Proposal or of any Takeover Proposal, or any inquiry the Company reasonably believes could lead to any Takeover Proposal, the terms and conditions of such request, Takeover Proposal or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making such request, Takeover Proposal or inquiry. The Company shall keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and shall provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Takeover Proposal or sent or provided by the Company to any third party in connection with any Takeover Proposal.

          (d) Nothing contained in this Section 4.02 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or
(ii) making any required disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree to resolve to take, any action prohibited by Section 4.02(b)(i) or 4.02(b)(ii).


                                   ARTICLE V

                             Additional Agreements

          SECTION 5.01. Preparation of the Form F-4 and the Proxy Statement; Company Stockholders' Meeting. (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement and Parent shall file with the SEC the Form F-4, in which the Proxy Statement shall be included as a prospectus. Each of the Company and Parent shall use its commercially reasonable efforts to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form F-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent ADSs in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Form F-4 shall be made by Parent, and no filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Proxy Statement shall be made by the Company, in each case without providing the other party the opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form F-4 or the Proxy Statement, so that (i) the Form F-4 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading or (ii) the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, as applicable, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Form F-4 or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff on the other hand, with respect to the Proxy Statement, the Form F-4 or the Merger.

          (b) The Company (i) shall, as soon as practicable following the date of this Agreement, establish a record date (which shall be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting") solely for the purpose of obtaining the Company Stockholder Approval and (ii) except as expressly permitted pursuant to Section 4.02(b), shall, through its Board of Directors, recommend to its stock holders the approval and adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement and use commercially reasonable efforts to solicit the Company Stockholder Approval. The Company agrees that its obligations pursuant to this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal.

          SECTION 5.02. Letters of the Company's Accountants. The Company shall use its commercially reasonable efforts to cause to be delivered to Parent two letters from Ernst & Young LLP, the Company's independent public accountants, one dated a date within two business days before the date on which the Form F-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

          SECTION 5.03. Letters of Parent's Accountants. Parent shall use its commercially reasonable efforts to cause to be delivered to the Company two letters from each of BDO Deutsche Warentreuhand Aktiengessellschaft and BDO International GmbH, Parent's independent public accountants, one from each dated a date within two business days before the date on which the Form F-4 shall become effective and one from each dated a date within two business days before the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

          SECTION 5.04. Access to Information; Confidentiality. The Company shall afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except for disclosures expressly permitted by the terms of the Confidential Disclosure Agreement dated as of October 26, 2001, between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement"), Parent shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other representatives and controlled Affiliates to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. Neither Parent nor the Company shall be required to provide access to or disclose information where such access or disclosure would contravene any applicable law, rule, regulation, order or decree or would, with respect to any pending matter, result in a waiver of attorney-client privilege or the protections afforded attorney work-product. Parent and the Company shall use commercially reasonable efforts to obtain from third parties any consents or waivers of confidentiality restrictions with respect to any information being provided by it. No investigation pursuant to this Section 5.04 or information provided or received by any party hereto after the date hereof pursuant to this Agreement shall affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

          SECTION 5.05. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement, including using commercially reasonable efforts to accomplish the following: (a) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (b) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid any suit, claim, action or proceeding by any Governmental Entity, (c) the obtaining of all necessary consents, approvals or waivers from third parties, (d) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Stockholders Agreement, or the consummation of the Merger or the other transactions contemplated by, and to carry out the purposes of, this Agreement and the Stockholders Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (e) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Stockholders Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (a) use its commercially reasonable efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Stockholders Agreement, the Merger or any of the other transactions contemplated by this Agreement or the Stockholders Agreement and (b) if any state takeover statute or similar statute becomes applicable to this Agreement, the Stockholders Agreement, the Merger or any other transactions contemplated by this Agreement or the Stockholders Agreement, use its commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Stockholders Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Stockholders Agreement, the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement. Nothing in this Agreement shall be deemed to require Parent to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent or its subsidiaries or the Company.

          SECTION 5.06. Treatment of Equity Awards. (a) Neither Parent nor the Surviving Corporation shall assume any Company Stock Options in connection with the transactions contemplated by this Agreement. Accordingly, pursuant to the terms of the Company's 1995 Stock Option Plan and 1998 Stock Incentive Plan (collectively, and together with the Company's Employee Stock Purchase Plan, the "Company Stock Plans"), (i) each outstanding Company Stock Option (other than those granted under the Company's Employee Stock Purchase Plan) shall automatically accelerate so that each such Company Stock Option shall, immediately prior to the Effective Time, become fully exercisable for all of the shares of Company Common Stock at the time subject to such Company Stock Option and may be exercised by the holder thereof for any or all of such shares as fully- vested shares of Company Common Stock and (ii) upon the Effective Time, all outstanding Company Stock Options, to the extent not exercised prior to the Effective Time, shall terminate and shall cease to be outstanding.

          (b) As soon as practicable following the date of this Agreement, the Company shall (i) terminate, effective at the Effective Time, the Company Stock Plans and (ii) provide that there shall not be any additional purchase interval, as defined in the Company's Employee Stock Purchase Plan (each, a "Purchase Interval"), commencing following the date of this Agreement under the Company's Employee Stock Purchase Plan. If the Effective Time occurs on or before July 31, 2002, then, with respect to the Purchase Interval in effect as of the date of this Agreement, immediately prior to the Effective Time each then outstanding purchase right under the Company's Employee Stock Purchase Plan shall automatically be exercised, by applying the payroll deductions of each current participant in the Company's Employee Stock Purchase Plan for such Purchase Interval to the purchase of whole shares of Company Common Stock (subject to the provisions of the Company's Employee Stock Purchase Plan regarding the number of shares purchasable per participant) at a purchase price per share equal to 85% of the lower of (x) the fair market value per share of Company Common Stock on such participant's Entry Date (as defined in the Company's Employee Stock Purchase Plan) into the current offering period under the Company's Employee Stock Purchase Plan and (y) the fair market value per share of Company Common Stock immediately prior to the Effective Time.

          SECTION 5.07. Indemnification, Exculpation and Insurance. (a) All rights to indemnification and exculpation (including any rights related to the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Certificate, the Company By-laws or any indemnification agreement between such directors or officers and the Company (in each case, as in effect on the date of this Agreement) shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

          (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.07.

          (c) For a period of six years from and after the Effective Time, Parent shall maintain in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company's directors' and officers' liability insurance policy (a complete and correct copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that Parent may substitute therefor policies of Parent or its subsidiaries containing terms with respect to coverage and amount no less favorable in any material respect to such directors and officers; provided further, however, that in satisfying its obligation under this Section 5.07(c) Parent shall not be obligated to pay aggregate premiums for insurance under this Section 5.07(c) in excess of 150% of the amount of the aggregate premiums paid by the Company in calendar year 2001 for such purpose (which calendar year 2001 aggregate premiums the Company hereby represent and warrant to be $222,000); it being understood and agreed that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 150% amount. Notwithstanding anything in this Section 5.07(c) to the contrary, Parent's obligation to provide directors' and officers' liability insurance coverage under this Section 5.07(c) shall cease immediately upon such time, if any, as Parent shall have assumed the obligations of the Surviving Corporation under Section 5.07(a), regardless of whether any such time occurs within six years from and after the Effective Time.

          (d) The provisions of this Section 5.07 (i) are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

          SECTION 5.08. Fees and Expenses. (a) Except as provided in Section 5.08(b) and Section 5.16, all fees and expenses incurred in connection with this Agreement, the

Stockholders Agreement, the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Parent and the Company shall bear and pay one-half of (i) the costs and expenses incurred in connection with filing, printing and mailing the Proxy Statement and the Form F-4 (including SEC filing fees) and
(ii) the filing fees for the premerger notification and report forms under the HSR Act and any similar foreign antitrust or competition laws.

          (b) In the event that (i) (A) a Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (but only if the Company Stockholders' Meeting has not been held by the date that is five Business Days prior to the date of such termination) or
Section 7.01(b)(iii) and (C) within 15 months after such termination, the Company enters into any Acquisition Agreement with respect to, or consummates, any Takeover Proposal (solely for purposes of this Section 5.08(b)(i)(C), the term "Takeover Proposal" shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(a) except that all references to 20% shall be deemed references to 40%), (ii) this Agreement is terminated by the Company pursuant to Section 7.01(f) or (iii) this Agreement is terminated by Parent pursuant to Section 7.01(e), then the Company shall pay to Parent a fee equal to $7.0 million (the "Termination Fee") by wire transfer of same day funds to an account designated by Parent (x) in the case of a termination by the Company pursuant to Section 7.01(f), concurrently with such termination,
(y) in the case of a termination by Parent pursuant to Section 7.01(e), within two Business Days after such termination and (z) in the case of a payment as a result of any event referred to in Section 5.08(b)(i)(C), upon the first to occur of such events.

          (c) The Company acknowledges and agrees that the agreements contained in Section 5.08(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 5.08(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the

Termination Fee, the Company shall pay to Parent its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment on the amount of the Termination Fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

          SECTION 5.09. Public Announcements. Promptly after the date of this Agreement, Parent and Company shall develop a joint communications plan and each party hereto shall use commercially reasonable efforts to ensure that all press releases and other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and the Stockholders Agreement shall be consistent with such joint communications plan. Parent and the Company shall consult with each other before issuing any press release or otherwise making any written public statement with respect to the transactions contemplated by this Agreement, including the Merger, and the Stockholders Agreement and shall not issue any such press release or make any such written public statement prior to such consultation, except as either party may determine is required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or national trading system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Stockholders Agreement shall be in the form heretofore agreed to by the parties.

          SECTION 5.10. Affiliates. The Company shall deliver to Parent at least 30 days prior to the Closing Date a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 promulgated under the Securities Act and other applicable SEC rules and regulations. The Company shall use its commercially reasonable efforts to cause each such person to deliver to Parent at least 20 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.

          SECTION 5.11. Stock Exchange Listing. Parent shall use its commercially reasonable efforts to cause the Parent ADSs to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

          SECTION 5.12. Tax Treatment. Each of Parent and the Company shall use commercially reasonable efforts to permit the Company to obtain the opinion of counsel referred to in Section 6.03(c) and shall not take or fail to take actions that could reasonably be expected to prevent the receipt of such tax opinion.

          SECTION 5.13. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement or the Stockholders Agreement, and no such settlement shall be agreed to without Parent's prior written consent.

          SECTION 5.14. Rights Agreement. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 3.01(t)) requested by Parent in order to render the rights (the "Rights") issued pursuant to the Rights Agreement to purchase Series A Junior Participating Preferred Stock of the Company, inapplicable to the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement. Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement, the Board of Directors of the Company shall not, without the prior written consent of Parent, (a) amend the Rights Agreement or (b) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action to facilitate a Takeover Proposal (other than by Parent or its subsidiaries).

          SECTION 5.15. Stockholders Agreement Legend. The Company shall inscribe upon any Certificate representing Subject Shares tendered by a Stockholder (as such terms are defined in the Stockholders Agreement) in connection with any proposed transfer of any Subject Shares by such Stockholder in accordance with the Stockholders Agreement the following legend: "THE SHARES OF COMMON STOCK, PAR VALUE $.001 PER SHARE, OF COLLATERAL THERAPEUTICS, INC. REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT DATED AS OF March 19, 2002, AND ARE SUBJECT TO TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF COLLATERAL THERAPEUTICS, INC.".

          SECTION 5.16. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Surviving Company.

          SECTION 5.17. Further Assurances. The Company shall deliver, or shall cause to be delivered, if required by the terms of any note, indenture, credit agreement, warrant or other financing instrument or preferred stock, as promptly as possible after the date of this Agreement but in no event less than 15 days prior to the Effective Time, any notice of the Merger or the transactions contemplated by this Agreement. The Company shall, with reasonable promptness, take such further actions and furnish such further information as Parent may reasonably request in accordance with applicable laws in order to carry out the transactions contemplated by this Agreement and the Stockholders Agreement.

          SECTION 5.18. Section 16 Matters. Prior to the Effective Time, Parent and the Company shall use commercially reasonable efforts to take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities in respect to Company Common Stock) resulting from the transactions contemplated by Article I, Article II or
Section 5.06 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

          SECTION 5.19. Parent ADSs. Prior to the Effective Time, Parent shall use its commercially reasonable efforts to obtain the Parent Share Authorization.

                                  ARTICLE VI

                             Conditions Precedent

          SECTION 6.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

          (b) NYSE Listing. The Parent ADSs issuable to the Company's stockholders as contemplated by this

     Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (c) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and all applicable filings shall have been made and all applicable approvals shall have been obtained under similar foreign antitrust or competition laws and regulations.

          (d) No Injunctions. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect, and there shall not be pending or threatened any suit, claim, action or proceeding by any Governmental Entity (i) preventing the consummation of the Merger or (ii) which otherwise has had or would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect as applicable, or to materially impair the benefits intended to be obtained by Parent in the Merger; provided, however, that each of the parties hereto shall have used its commercially reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

          (e) Form F-4. The Form F-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (f) Parent Share Authorization. The Parent Share Authorization shall have been obtained.

          SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c) Repayment of Executive Loans. The outstanding Executive Loans identified in Section 3.01(i) of the Company Disclosure Schedule in the aggregate principal amount of $1.2 million issued by the Company to certain of its executive officers shall have been repaid to the Company in full through the delivery by such executive officers to the Company of the aggregate number of shares of Company Common Stock set forth in
     Section 6.02(c) of the Company Disclosure Schedule.

          SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (c) Tax Opinion. The Company shall have received from Coudert Brothers LLP, tax counsel to the Company, on the date on which the Form F-4 is filed with the SEC and on the Closing Date, an opinion, in each case dated as of such respective date and to the effect that (i) the Merger will qualify for U.S. Federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) the Company, Parent and Sub will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code and (iii) no gain or loss will be recognized by the Company stockholders who exchange Company Common Stock solely for Parent ADSs pursuant to the Merger (except with respect to (x) any cash received in lieu of fractional Parent ADSs and
     (y) Company stockholders who are not Eligible Company Stockholders). The issuance of such opinion may be conditioned upon the receipt by such tax counsel of representation letters from each of Parent and the Company substantially in the form of Exhibits C-1 and C-2 to this Agreement.

          SECTION 6.04. Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in
Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to act in good faith or to comply with its obligations under Section 5.05.


                                  ARTICLE VII

                       Termination, Amendment and Waiver

          SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

          (a) by mutual written consent of Parent, Sub and the Company;

          (b) by either Parent or the Company:

               (i) if the Merger shall not have been consummated on or before September 1, 2002; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

               (ii) if any Restraint having any of the effects set forth in
          Section 6.01(d) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate the Agreement pursuant to this Section 7.01(b)(ii) shall have used commercially reasonable efforts to prevent the entry of and to remove such Restraint;

               (iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders' Meeting duly convened therefor or at any adjournment or postponement thereof; or

               (iv) if the Parent Shareholder Approval shall not have been obtained at the Parent Shareholders' Meeting duly convened therefor or at any adjournment or postponement thereof;

          (c) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in
     Section 6.02(a) or 6.02(b) and (ii) has not been or is incapable of being cured by the Company within 30 calendar days following its receipt of written notice of such breach or failure to perform from Parent;

          (d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in
     Section 6.03(a) or 6.03(b) and (ii) has not been or is incapable of being cured by Parent within 30 calendar days following its receipt of written notice of such breach or failure to perform from the Company;

          (e) by Parent in the event an Adverse Recommendation has occurred;
     or

          (f) by the Company in accordance with the terms and subject to the conditions of Section 4.02(b).

          SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.01(r), the second sentence of Section 5.04,
Section 5.08, this Section 7.02 and Article VIII, which provisions shall survive such termination, and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, including Section 4.02.

          SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after the receipt of Company Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by law requires further approval by the stockholders of the Company or the approval of the shareholders of Parent without such further approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, a party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03, waive compliance of the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.


                                 ARTICLE VIII

                              General Provisions

          SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

          SECTION 8.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an internationally recognized overnight courier (providing proof of delivery) to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

          if to Parent or Sub, to:

               Schering Aktiengesellschaft
               Mullerstr. 178
               13353 Berlin, Germany

               Telecopy No.:  49-30-468-14086

               Attention: General Counsel

               with copies to:

               Schering Berlex Inc.
               340 Changebridge Road
               Montville, New Jersey 07045

               Telecopy No.: (973) 487-2712

               Attention: General Counsel

                                      and

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, New York 10019

               Telecopy No.:  (212) 474-3700

               Attention:  Mark I. Greene, Esq.

          if to the Company, to:

               Collateral Therapeutics, Inc.
               11622 El Camino Real
               San Diego, California 92130

               Telecopy No.:  (858) 794-3460

               Attention:  Tyler Dylan, Esq.

               with a copy to:

               Coudert Brothers LLP
               1114 Avenue of the Americas
               New York, New York 10036

               Telecopy No.:  (212) 626-4120

               Attention:  Jeffrey E. Cohen, Esq.

          SECTION 8.03. Definitions. For purposes of this Agreement:

          (a) an "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

          (b) "Business Day" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York or in the Federal Republic of Germany;

          (c) "Knowledge" of any person that is not an individual means, with respect to any matter in question, the actual knowledge of such person's executive officers and other officers having primary responsibility for such matter, in each case after due inquiry;

          (d) "Company Material Adverse Change" or "Company Material Adverse Effect" means any state of facts, change, development, effect, condition or occurrence that would reasonably be expected to be material and adverse to the (a) business, (b) assets, (c) properties, (d) condition (financial or otherwise) or (e) results of operations of the Company, other than any state of facts, change, development, effect, condition or occurrence (x) relating to the economy in general or the United States equity capital markets in general or (y) relating to the pharmaceutical or biotechnical industry in general and not specifically relating to the Company;

          (e) "Parent Material Adverse Change" or "Parent Material Adverse Effect" means any state of facts, change, development, effect, condition or occurrence that would reasonably be expected to be material and adverse to the (a) business, (b) assets, (c) properties, (d) condition (financial or otherwise) or (e) results of operations of Parent and its subsidiaries, taken as a whole , other than any state of facts, change, development, effect, condition or occurrence (x) relating to the economy in general or the United States or the German equity capital markets in general or (y) relating to Parent's and its subsidiaries' industries in general and not specifically relating to Parent;

          (f) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

          (g) a "subsidiary" of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

          SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Terms used herein that are defined under GAAP are used herein as so defined.

          SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

          SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), the Stockholders Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement, the Stockholders Agreement and the Confidentiality Agreement and (b) except for the provisions of Article II and Section 5.07, are not intended to confer upon any person other than the parties hereto any rights or remedies.

          SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment in violation of this Section 8.08 shall be void. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective permitted successors and assigns.

          SECTION 8.09. Enforcement; Consent to Jurisdiction. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or any Federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Delaware state court or a Federal court located in the State of Delaware, (d) waives any right to trial by jury with respect to any action relating to this Agreement or any of the transactions contemplated by this Agreement in any Delaware state court or any Federal court located in the State of Delaware and (e) hereby unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. Parent hereby irrevocably appoints CT Corporation, 111 Eighth Avenue, New York, New York 10011 as its agent for service of process in connection with any action brought against it relating to this Agreement and the Stockholders Agreement.

          SECTION 8.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                  SCHERING AKTIENGESELLSCHAFT,

                                  by /s/ Klaus Pohle
                                     ----------------------------------
                                     Name:  Klaus Pohle
                                     Title: Vice Chairman

                                  by /s/  Ilona Murati-Laebe
                                     ----------------------------------
                                     Name:  Ilona Murati-Laebe
                                     Title: Legal Counsel


                                  EUROPEAN ACQUISITION COMPANY,

                                  by /s/  Horst Krueger
                                     ----------------------------------
                                     Name:  Horst Krueger
                                     Title: Director


                                  COLLATERAL THERAPEUTICS, INC.,

                                  by /s/  Jack W. Reich
                                     ----------------------------------
                                     Name:  Jack W. Reich, Ph.D.
                                     Title: Chairman and Chief
                                            Executive Officer

                                                                       ANNEX I
                                                       TO THE MERGER AGREEMENT


                            Index of Defined Terms

Term

Acquisition Agreement........................................Section 4.02(b)
Adverse Recommendation.......................................Section 4.02(b)
Affiliate....................................................Section 8.03(a)
Agreement....................................................Preamble
Benefit Agreements...........................................Section 3.01(g)
Benefit Plans................................................Section 3.01(l)
Business Day.................................................Section 8.03(b)
Certificate..................................................Section 2.01(c)
Certificate of Merger........................................Section 1.03
Closing......................................................Section 1.02
Closing Date.................................................Section 1.02
Code.........................................................Preamble
Company......................................................Preamble
Company By-laws..............................................Section 3.01(a)
Company Certificate..........................................Section 3.01(a)
Company Common Stock.........................................Preamble
Company Disclosure Schedule..................................Section 3.01
Company Material Adverse Change..............................Section 8.03(d)
Company Material Adverse Effect..............................Section 8.03(d)
Company SEC Documents........................................Section 3.01(e)
Company Stock Plans..........................................Section 5.06(a)
Company Stockholder Approval.................................Section 3.01(p)
Company Stockholders' Meeting................................Section 5.01(b)
Company Stock Options........................................Section 3.01(c)
Confidentiality Agreement....................................Section 5.04
Depositary...................................................Section 2.01(c)
Deposit Agreement............................................Section 2.01(c)
DGCL.........................................................Section 1.01
Effective Time...............................................Section 1.03
Eligible Company Stockholders................................Preamble
Environmental Laws...........................................Section 3.01(j)
ERISA........................................................Section 3.01(l)
Exchange Act.................................................Section 3.01(d)
Exchange Agent...............................................Section 2.02(a)
Exchange Fund................................................Section 2.02(a)
Exchange Ratio...............................................Section 2.01(c)
FDA..........................................................Section 3.01(j)
FDCA.........................................................Section 3.01(j)
Filed Company SEC Documents..................................Section 3.01(e)
Form F-4.....................................................Section 3.01(f)
GAAP.........................................................Section 3.01(e)
Governmental Entity..........................................Section 3.01(d)
Hazardous Material...........................................Section 3.01(j)
HSR Act......................................................Section 3.01(d)
Intellectual Property Rights.................................Section 3.01(o)
IRS..........................................................Section 3.01(l)
Knowledge....................................................Section 8.03(c)
Legal Provisions.............................................Section 3.01(j)

Term

Liens........................................................Section 3.01(d)
Merger.......................................................Preamble
Merger Consideration.........................................Section 2.01(c)
Notice of Superior Proposal..................................Section 4.02(b)
NYSE.........................................................Section 3.02(c)
Parent.......................................................Preamble
Parent ADR...................................................Section 2.01(c)
Parent ADS...................................................Section 2.01(c)
Parent Material Adverse Change...............................Section 8.03(e)
Parent Material Adverse Effect...............................Section 8.03(e)
Parent Ordinary Share........................................Section 2.01(c)
Parent SEC Documents.........................................Section 3.02(d)
Parent Share Authorization...................................Section 3.02(c)
Parent Shareholder Approval..................................Section 3.02(c)
Parent Shareholders' Meeting.................................Section 3.02(c)
Participant..................................................Section 3.01(g)
Permits......................................................Section 3.01(j)
person.......................................................Section 8.03(f)
Pharmaceutical Product.......................................Section 3.01(u)
Post-Signing Returns.........................................Section 4.01(d)
Preferred Stock..............................................Section 3.01(c)
Principal Stockholders.......................................Preamble
Proxy Statement..............................................Section 3.01(d)
Purchase Interval............................................Section 5.06(b)
Release......................................................Section 3.01(j)
Representatives..............................................Section 4.02(a)
Restraints...................................................Section 6.01(d)
Rights.......................................................Section 5.14
Rights Agreement.............................................Section 3.01(t)
SBI..........................................................Preamble
SEC..........................................................Section 3.01(d)
Securities Act...............................................Section 3.01(e)
Stockholders Agreement.......................................Preamble
Sub..........................................................Preamble
subsidiary...................................................Section 8.03(g)
Superior Proposal............................................Section 4.02(a)
Surviving Corporation........................................Section 1.01
Surviving Corporation Common Stock...........................Section 2.01(a)
Takeover Proposal............................................Section 4.02(a)
Taxes........................................................Section 3.01(m)
Termination Fee..............................................Section 5.08(b)